Exhibit 99.1

Investor Relations Contact:

Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FIRST QUARTER RESULTS

MILPITAS, Calif. — May 31, 2006 — Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, announced results for its first fiscal quarter ended April 29, 2006.

Net revenues for the first quarter were $14.8 million, up 41% from $10.5 million for the previous quarter and up 132% from $6.4 million reported for the same period last year. Sigma reported a net loss of $562,000 or ($0.03) per basic and diluted share in the first quarter. This compares to a net profit of $490,000, or $0.02 per basic and diluted share, for the previous quarter, and net loss of $717,000 or ($0.03) per basic and diluted share during the same period one year ago. The increase in revenue was primarily attributable to increased chipset sales to manufacturers of IPTV set-top boxes and the decrease in net profit was primarily attributable to increased operating expense due to the adoption of expensing of stock option ($739,000), assumption of Blue7 operating expenses ($818,000) and amortization expenses of intangible assets ($313,000).

“We are pleased to report back to back increases in revenue of 24% and 41% for the last two quarters respectively, reflecting our successful penetration into IPTV and other target markets. Furthermore, as a result of extraordinary efforts we’ve made over the past two years, we are now hitting our stride by engaging with top-tier customers, and delivering industry-leading media processors that enable the highest quality entertainment products. IPTV is now a leading portion of our business and we are currently engaged in some form of design or deployment activity with 14 of the top 25 analyst forecasted providers of IPTV services. Our other market segments are also showing signs of strength, and combined with IPTV have put us on a high-growth trajectory for this year. Looking forward, we maintain our expectation of meaningful top-line growth for the remainder of our fiscal year,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Recent business developments include:

•
Jointly announced with Freebox, that the new Freebox HD is the first set-top box in Europe to take advantage of Sigma’s industry leading SMP8635 media processor. Freebox’s new high-definition set-top box is now being deployed by Free, the rapidly growing broadband ISP operator in France and sister company to Freebox within the Iliad group.

•
Announced that Sigma’s advanced SMP8634 chipset will power the MPEG-4 AVC set-top boxes utilized by U.S. Digital Television, LLC (USDTV) for its low-cost cable alternative. Currently, USDTV is transitioning its network to an advanced video compression technology, and its next-generation set-top box will have many industry-leading features such as integrated MPEG-4 AVC technology, high-definition video, and enhanced set-top box processing power through the use of Sigma’s powerful SMP8634.

•
Announced that DG2L’s Neuron 2000 hybrid set-top box is based on Sigma’s EM8622 media processor. The Neuron 2000 is one of the first high-definition (1080i) hybrid set-top-boxes that support both Digital Video Broadcasting and ATSC broadcast services, as well as Internet Protocol (IP) standards with H.264/AVC (aka MPEG-4) compression support.

•
Announced that Samsung’s new personal video recorder is based on Sigma’s EM8620L media processor. The Samsung MR-30PA1 Anyview multi-codec multimedia personal video recorder (PVR) enables consumers to record video/television when using Anyview, and a supported Samsung TV.

The conference call relating to first quarter results will take place following this announcement at 5:00 PM EDT today, May 31. The dial-in number is 866-356-4279 (international callers dial 617-597-5394) and the passcode is 51878331. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/investors/overview or over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1-888-286-8010 (international callers dial 617-801-6888) and use passcode 31137524. The audio replay will be available for one week after the call. For further information, please see the link on our website at www.sigmadesigns.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expected operating performance and business prospects as we move into next year. Actual results may vary materially due to a number of factors including, but not limited to, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our REALmagic MPEG silicon to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes. Other risk factors are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended January 28, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc. Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com/.REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

###

Following are comparative, unaudited highlights of the first quarter results of fiscal 2007 and 2006:
(In thousands, except per share data)

	Quarter ended	Quarter ended
	April 29, 2006	April 30, 2005

Net revenues	$14,799	$6,375
Net loss	$(562)	$(717)
Basic net loss per share	$(0.03)	$(0.03)
Basic weighted average shares	22,423	21,188
Diluted net loss per share	$(0.03)	$(0.03)
Diluted weighted average shares	22,423	21,188

SIGMA DESIGNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 29,	January 28,
	2006	2006*
Assets

Current assets:
Cash and cash equivalents	$12,670	$16,827
Short-term investments	11,381	9,525
Accounts receivable - net	9,370	4,951
Notes receivable - related party	-	900
Inventories	8,013	3,830
Prepaid expenses and other current assets	780	1,001

Total current assets	42,214	37,034

Equipment and leasehold improvements, net	1,862	1,474
Long-term investments	282	1,282
Goodwill	4,493	-
Intangible Assets, net	6,476	-
Other non-current assets	204	169

Total	$55,531	$39,959

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	8,816	3,467
Accrued liabilities and other	2,791	2,031
Current portion of bank term loan	216	211

Total current liabilities	11,823	5,709

Bank term loan	179	233
Other long-term liabilities	78	102

Shareholders' equity:
Common stock	101,796	91,131
Additional paid-in cpaital	739	-
Deferred stock compensation	(1,371)	-
Accumulated other comprehensive income	89	23
Accumulated deficit	(57,802)	(57,239)

Total shareholders' equity	43,451	33,915

Total	$55,531	$39,959

* Derived from audited balance sheet included in the Company's annual report on Form 10-K for the year ended January 28, 2006.

SIGMA DESIGNS, INC,
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended
	April 29, 2006	April 30, 2005

Net revenues	$14,799	$6,375

Costs and expenses:
Costs of revenues	7,130	2,262
Research and development	5,153	3,565
Sales and marketing	1,460	1,212
General and administrative	1,826	1,235

Total costs and expenses	15,569	8,274

Loss from operations	(770)	(1,899)
Gain on sales of long-term investment	-	1,083
Interest and other income, net	210	102

Loss before income taxes	(560)	(714)
Provision for income taxes	2	3

Net loss	$(562)	$(717)

Basic net loss per share	$(0.03)	$(0.03)
Shares used in computing per share amount	22,423	21,188

Diluted net loss per share	$(0.03)	$(0.03)
Shares used in computing per share amount	22,423	21,188